SUB-ITEM 77Q1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 77K of Lou Holland Growth Fund’s Form N-SAR dated February 28, 2011 and have the following comments:

1.	We agree with the statements made in the second, third and fourth sentences in the first paragraph and with the first and second sentence of the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth sentence in the first paragraph.

Yours truly,

Deloitt & Touche LLP